EX-99.h.2.C

Ninth Amended and Restated
Schedule A
to the
Inbound Call Management and Fulfillment Services Agreement
by and between
Scout Investments, Inc.
and
UMB Distribution Services, LLC

Name of Funds

Scout Stock Fund
Scout Mid Cap Fund
Scout Small Cap Fund
Scout International Fund
Scout International Discovery Fund
Scout Global Equity Fund
Scout Core Bond Fund
Scout Core Plus Bond Fund
Scout Unconstrained Bond Fund

The undersigned, intending to be legally bound, hereby execute this Ninth Amended and Restated Schedule A to the Inbound Call Management and Fulfillment Services Agreement dated August 6, 2001, and executed by and between Scout Investments, Inc. and UMB Distribution Services, LLC (formerly known as Sunstone Distribution Services, LLC), to be effective as of the 30th day of September, 2011.

UMB DISTRIBUTION SERVICES, LLC	SCOUT INVESTMENTS, INC.

By: /s/ Robert J. Tuszynski	By: /s/ Andrew J. Iseman

Title: Robert J. Tuszynski, President	Title: Andrew J. Iseman, President